Exhibit 5.1

Attorneys and Counselors
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053
(214) 922-4142 Fax
www.hallettperrin.com

October 9, 2007

Advanced Materials Group, Inc.
3303 Lee Parkway, Suite 105
Dallas, Texas 75219

Ladies and Gentlemen:

We have acted as counsel for Advanced Materials Group, Inc., a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of up to 2,245,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable under the Advanced Materials Group, Inc. 2007 Stock Incentive Plan, the Advanced Materials Group, Inc. 2003 Stock Plan and the Advanced Materials Group, Inc. 1998 Stock Option Plan (collectively, the “Plans”).

In connection herewith, we have examined or are familiar with the Plans, the Certificate of Incorporation of the Company as in effect on the date hereof, the Bylaws of the Company as in effect on the date hereof, certain resolutions adopted by the board of directors of the Company, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other representations from the Company, certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the respective Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Nevada Revised Statutes (the “NRS”). Insofar as this opinion relates to common stock to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as those in effect on the date hereof.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan and instruments executed pursuant to the Plans that govern the awards to which the Shares relate, will be validly issued, fully paid and non-assessable. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or “blue sky” laws.

The foregoing opinion is limited solely to the laws governing private corporations in the State of Nevada as set forth in Chapter 78 of the NRS, and we express no opinion with respect to any other laws. Any such opinions are based on our reasonable familiarity with the laws governing private corporations in the State of Nevada as set forth in Chapter 78 of the NRS as a result of our reading standard published compilations of such laws and annotations thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ HALLETT & PERRIN, P.C.